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Exhibit 10.3

Consulting Agreement

        This agreement (the "Agreement") is effective as of the 10th day of March, 2008 by and between Bunge Limited, a Bermuda company ("Bunge" or the "Company") and Flávio Sá Carvalho, LLC, a Florida limited liability company ("FSC LLC").

        The parties agree as follows:

  1)
  Engagement

    Bunge hereby engages FSC LLC and FSC LLC hereby agrees to render independent human resources advisory and consulting services to Bunge, upon the terms and conditions hereinafter set forth.

  2)
  Term

    Unless otherwise extended by Bunge and FSC LLC in writing, the term of this Agreement shall commence on March 10, 2008 and end on March 9, 2009, both inclusive; provided, however, that this Agreement may be terminated prior to such termination date by mutual written agreement of the parties.

  3)
  Services Contracted

    FSC LLC is being retained by Bunge to provide Bunge, its subsidiaries and affiliates (the "Bunge Group"), consulting and advisory services related to Bunge's human resources ("HR") function, including providing transitional assistance for the HR area (the "Consulting Services"). Mr. Flávio Sá Carvalho, FSC LLC's general manager, shall be the only FSC LLC consultant providing the Consulting Services to the Bunge Group under this Agreement.

    Mr. Flávio Sá Carvalho shall use his reasonable best efforts to provide the Consulting Services, which shall include, but are not limited to, providing advice on organizational and other HR issues to the Bunge Group, and such other services as may be mutually agreed by Bunge's Chairman and Chief Executive Officer (the "CEO") and Mr. Flávio Sá Carvalho. Mr. Flávio Sá Carvalho may not bind the Company with any third parties, except in connection with the organization of the 10th Senior Management Meeting to be held in Buenos Aires, Argentina. Other expenditures, if any, must be authorized in advance by the CEO.

  4)
  Workload, Schedule and Coordination

    Mr. Flávio Sá Carvalho is expected to dedicate an appropriate amount of his time to the performance of the Consulting Services in accordance with the terms of this Agreement. However, he will have no set or fixed work schedule. He will report to and coordinate his workload directly with the CEO on an as needed basis, to address both individual and Company needs.

    Nothing in this Agreement shall prohibit FSC LLC and Mr. Flávio Sá Carvalho from rendering services to any company not affiliated with the Bunge Group.

  5)
  Consulting Fees

    As compensation for the performance of the Consulting Services, Bunge shall pay FSC LLC the amount of US$16,666.67 per month through the end of the term of this Agreement payable monthly in arrears. This amount shall be paid no later than fifteen calendar days after the end of each elapsed month and will be paid gross of any withholding tax. FSC LLC will be solely responsible for the reporting and payment of any applicable taxes.

    In order to enable Mr. Flávio Sá Carvalho to perform the Consulting Services, the Company will reimburse FSC LLC for the cost of reasonable business expenses incurred in the performance of the Consulting Services, in accordance with Company policies.

  6)
  Independent Contractor

    It is expressly agreed that FSC LLC and /or Mr. Flávio Sá Carvalho will be acting as an independent contractor in the performance of the Consulting Services hereunder and, in such capacity, will not be eligible to participate in any employee benefit plan or program of the Bunge Group.

  7)
  Protective Covenants

    FSC LLC and Mr. Flávio Sá Carvalho shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to the term of this Agreement, any confidential information or trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to the Bunge Group unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure that is reasonably necessary for the performance of the Consulting Services. Mr. Flávio Sá Carvalho also agrees that during the entire term of this Agreement (including any extensions thereto), and for twelve months after the termination thereof, FSC LLC and Mr. Flávio Sá Carvalho shall not attempt, directly or indirectly, to induce any agent, supplier or employee of the Bunge Group to: (a) be employed or perform services elsewhere except if previously authorized to do so by the CEO in writing, or (b) cease providing services to the Bunge Group.

  8)
  Assignment

    This Agreement is being entered into in reliance upon and in consideration of the singular personal skills and qualifications of Mr. Flávio Sá Carvalho. FSC LLC shall therefore not assign or otherwise transfer to any individual or company obligations or rights pursuant to the terms of this Agreement.

  9)
  Modifications to the Agreement

    No amendment or modification of this Agreement will be effective unless and until executed in writing by both parties hereto.

    Any notice required or permitted to be given hereunder shall be sufficient if in writing, and such notices must be sent by registered or certified mail to the last known addresses specified by the parties.

        This Agreement constitutes the entire understanding of the parties with respect to the performance by Mr. Flávio Sá Carvalho of the Consulting Services and shall supersede and replace all prior agreements and understandings between the parties hereto with respect to the same subject.

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any litigation or other proceeding commenced by either party to this Agreement for the purpose, in whole or in part, of enforcing this Agreement or the parties' respective rights or obligations hereunder shall be commenced in the federal or state courts of New York.

        Effective as of March 10, 2008

Bunge Limited		Flávio Sá Carvalho, LLC
By:	/s/ ALBERTO WEISSER	By:	/s/ FLÁVIO SÁ CARVALHO
Name: Alberto Weisser Title: Chairman and Chief Executive Officer		Name: Flávio Sá Carvalho Title: General Manager

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  Exhibit 10.3
Consulting Agreement